Exhibit 3.a

FILED
ARTICLES OF INCORPORATION	In the Office of the
OF INTERPHASE CORPORATION	Secretary of State of Texas
MAR 07 1977

Lorna Salzman
Deputy Director, Corporation Division
     We, the undersigned, natural persons of the age of twenty-one years or more, at least two of whom are citizens of the State of Texas, acting as Incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:
ARTICLE I.
     The name of the corporation is INTERPHASE CORPORATION.
ARTICLE II.
     The period of its duration is perpetual.
ARTICLE III.
     The purpose or purposes for which the corporation is organized are:
A. To provide management and consulting services in connection with the use and employment of computers and data processing equipment of all types; to lease, purchase or otherwise acquire and sell computers and data processing equipment and to enter into contracts for the furnishing of computer services to others, and to engage in research, development, investigative and other similar work in the field of computer technology.
B. To buy, sell, trade, manufacture, deal in and deal with goods, wares, contracts, merchandise, and services of every kind and nature.
C. To carry on and conduct a general sales business, to act, and to appoint others to act, as general agent, licensee, franchisee, special agent, broker, factor, manufacturers’ agent, purchasing agent, sales agent, distributing agent and representative for individuals, firms, associations and corporations in the distribution, delivery, purchase and sale of goods, wares, merchandise, property, commodities and articles of commerce of every kind and description, and in selling, promoting the sale of, advertising and introducing and contracting for the sale, introduction, advertisement and use of services of all kinds, relating to any and all kinds of businesses, for any and all purposes.
D. To buy, sell and deal in and with stocks, bonds and other securities, to acquire by purchase, subscription or otherwise, and to own, hold for investment or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of, alone or in syndicate or otherwise in conjunction with any corporation, firm, general or limited partnership or other entity, real and personal property both tangible and intangible, of every sort and description, whether improved or unimproved and wheresoever situated, subject to the provisions of Part Four, Texas Miscellaneous Corporation Laws Act.
E. To buy, lease and otherwise acquire lands and interests in lands of every kind and description and wheresoever situated; to buy, lease and otherwise acquire, and to construct and erect buildings and structures in and on such lands, and to hold, own, improve, maintain, operate, let, lease, mortgage, sell or otherwise dispose of all or any part of such property whatsoever necessary or useful for any of the other purposes herein, subject to the provisions of Part Four, Texas Miscellaneous Corporation Laws Act.
F. To join and act as a general or limited partner, or in any general or limited partnership and to form or cause to be formed one or more such general or limited partnerships and to enter into any lawful arrangement for sharing profits, union of interest, unitization or farmout agreements, reciprocal concessions or cooperation, with any corporation, association, firm, general or limited partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying out of any business which the corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.
G. To borrow or raise moneys for any of the purposes of the corporation, and to issue shares of stock of any kind or class, bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed or in payment for property purchased, leased or acquired or for any other lawful object; to mortgage or pledge all or any part of its rights, interests and franchises, including any or all shares of stock, bonds, debentures, notes, scrip or other obligations or evidences of indebtedness at any time owned by it; and to confer upon the holders of any bonds, promissory notes, bills of exchange, debentures or other obligations of the corporation, secured or unsecured, the right to convert the same into any series of any class of stock of the corporation now or hereafter authorised to be issued upon such terms, subject hereto, as the Board of Directors may determine.
H. To purchase or otherwise acquire its own shares of stock (so far as may be permitted by law), and its bonds, debentures, notes, scrip or other securities or evidence of indebtedness, and to cancel or to hold, transfer, reissue, sell or otherwise dispose of the same from time to time to such extent and in such manner and upon such terms and conditions as the Board of Directors may in its discretion determine.
I. In general, to carry on any other business or businesses whether related or unrelated to any business or power heretofore authorized, and to have and exercise all powers conferred by the laws of the State of Texas upon corporations, and to do any or all of the things hereinabove set forth, whether as principal, agent, contractor, joint venturer, partner, or otherwise, within or without the State of Texas.
J. To do any and all other acts or things necessary to carry out the purposes of the corporation permitted to be done by the corporations organized under the laws of the State of Texas.
     The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.
     It is intended that each of the purposes, objects and powers specified in this Article shall be regarded as independent purposes, objects and powers. Except where a contrary intention clearly appears from the context, the words “and” and “or” as used in this Article are employed in both the disjunctive and conjunctive sense.
ARTICLE IV.
     The aggregate number of shares which the corporation shall have the authority to issue is 100,000, consisting of 100,000 shares of Common Stock with the par value of $1.00 par value.
     At each meeting of the shareholders of the corporation, each holder of record of shares of the Common Stock of the corporation, who was such holder on the date fixed by the Board of Directors as the record date for determining persons entitled to vote at such meeting, shall be entitled to one vote, to be case in person or by proxy, for each share of Common Stock held by him on such record date.
ARTICLE V.
     Cumulative voting is expressly prohibited. At each election of Directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. No shareholder shall be entitled to cumulate his votes by giving one candidate as many votes as the number of directors multiplied by his shares shall equal, or by distributing such votes on the same principle among any number of such candidates.
ARTICLE VI.
     No holder of any stock of the corporation shall be entitled, as a matter of right, to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of any of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options, or other securities convertible into any class of stock of the corporation, but any stock authorized by these Articles or any such additional issue of any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may, in its discretion, determine without offering any thereof on the same terms or any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.
ARTICLE VII.
     The corporation will not commence business until it has received, for the issuance of its shares, consideration of the value of at least: One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received.
ARTICLE VIII.
     The post office address of its registered office is 619 Newberry, Richardson, Texas 75080, and the name of its registered agent at such address is MICHAEL E. COPE.

ARTICLE IX.
     The number of Directors, constituting the initial Board of Directors, is three (3), and their names and addresses are as follows:

WILLIS E. KUHN, II	28th Floor Republic National Bank Tower Dallas, Texas 75201

MICHAEL E. COPE	619 Newberry Richardson, Texas 75080

TOM S. THAWLEY	2024 Chestnut Carrollton, Texas 75007
ARTICLE X.
     Except to the extent such power may be modified or divested by action of shareholders representing a majority of the issued and outstanding shares of the capital stock of the corporation taken at any regular or special meeting of the shareholders, the power to adopt, alter, amend or repeal the by-laws of the corporation shall be vested in the Board of Directors.
ARTICLE XI.
     The corporation may enter into contracts and transact business with one or more of its directors, officers or employees, or with any firm of which any one or more of its directors, officers or employees are members or with any corporation or association in which any one or more of its directors, officers or employees are shareholders, directors, officers or employees; and any such contract or transaction shall not be invalidated or in any wise affected adversely by the fact that any such person has or may have interests therein which are or might be adverse to the interest of the corporation, even though the vote of any director having such adverse interest shall have been necessary to obligate the corporation upon any such contract or transaction; and no director, officer or employee having such adverse interest shall be liable to the corporation or to any shareholder or creditor thereof, or to any other person, for any loss or liability incurred by it by reason of any such contract or transaction; nor shall any such director, officer or employee be accountable to the corporation, or otherwise, for any gains or profits realized thereon; provided always that any such contract or transaction shall not, at the time at which it was entered into, have been actually fraudulent as to the corporation and shall not have been upon terms at such time that were so fraudulent.
ARTICLE XII.
     The names and addresses of the Incorporators are:

RODNEY D. MOORE	28th Floor, Republic National Bank Tower Dallas, Texas 75201

WILLIS E. KUHN, II	28th Floor, Republic National Bank Tower Dallas, Texas 75201

EDWARD A. PETERSON	28th Floor, Republic National Bank Tower Dallas, Texas 75201
     IN WITNESS WHEREOF, we have hereunto set our hands, this 2nd day of March, 1977.

/s/ Rodney D. Moore RODNEY D. MOORE

/s/ Willis E. Kuhn, II WILLIS E. KUHN, II

/s/ Edward A. Peterson EDWARD A. PETERSON

THE STATE OF TEXAS	§

COUNTY OF DALLAS	§
     I, the undersigned, a Notary Public in and for said County, Texas, do hereby certify that on the 2nd day of March, 1977, personally appeared before me RODNEY D. MOORE, WILLIS E. KUHN, II and EDWARD A, PETERSON, who, each being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument as Incorporators, and that the statements therein contained are true.

/s/ Marsha Eubank
Notary Public in and for
Dallas County, Texas

FILED
ARTICLES OF AMENDMENT	In the Office of the
TO THE	Secretary of State of Texas
ARTICLES OF INCORPORATION	JUN 26 1981
CLERK II H
Corporation Division
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
ARTICLE ONE
     The name of the corporation is INTERPHASE CORPORATION.
ARTICLE TWO
     The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on June 15, 1981. The amendment alters or changes Article IV of the original or amended Articles of Incorporation and the full text of such provision added is as follows:
Article IV
The aggregate number of shares which the corporation shall have the authority to issue is one hundred million (100,000,000) consisting of one hundred million shares of Common Stock with no par value.
At each meeting of the shareholders of the corporation, each holder of record of shares of the Common Stock of the corporation, who was such holder on the date fixed by the Board of Directors as the record date for determining persons entitled to vote at such meeting, shall be entitled to one vote, to be cast in person or by proxy, for each share of Common Stock held by him on such record date.
ARTICLE THREE
     The number of shares of the corporation outstanding at the time of such adoption was 3,000; and the number of shares entitled to vote thereon was 3,000.
ARTICLE FOUR
     The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing adopting said amendment.

ARTICLE FIVE
     Upon the issuance by the Secretary of State of Texas of a Certificate of Amendment to the Articles of Incorporation with regard to the aforementioned amendment, each share of the corporation’s Common stock, $1.00 par value, held by each and every shareholder shall be converted into one thousand (1,000) shares of Common Stock, no par value, of the corporation. This exchange of shares will in no manner affect the stated capital of the corporation.
     DATED this 23 day of June, 1981.

INTERPHASE CORPORATION

By:	/s/ Michael Cope Michael Cope, President

By:	/s/ Samuel T. Thawley Samuel T. Thawley, Secretary

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     BEFORE ME, a notary public, on this day personally appeared MICHAEL COPE, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23 day of June, 1981.

(Seal)	/s/ Suzan E. Fenner Notary Public in and for
the State of Texas

My commission expires: 2-2-85

STATE OF TEXAS	§

COUNTY OF DALLAS	§
     BEFORE ME, a notary public, on this day personally appeared SAMUEL T. THAWLEY, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23 day of June, 1981.

(Seal)	/s/ Suzan E. Fenner Notary Public in and for
the State of Texas

My commission expires: 2-2-85

FILED
ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION	In the Office of the
OF INTERPHASE CORPORATION	Secretary of State of Texas

MAR 28 1988

Corporations Section
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Interphase Corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation to add a provision limiting the liability of directors of the Corporation for certain acts and omissions.
     ARTICLE ONE. The name of the Corporation is Interphase Corporation.
     ARTICLE TWO. The following amendments to the Articles of Incorporation were adopted by the Corporation at a meeting of the shareholders duly convened and held on February 25, 1988:
     A new Article XIII is hereby added to the Articles of Incorporation, to read in its entirety as follows:
“ARTICLE XIII
A director of the Corporation shall not be liable for monetary damages to the Corporation or its shareholders for any act or omission in the performance of his duties, except that this Article does not eliminate or limit the liability of a director for:
(1) a breach of a director’s duty of loyalty to the corporation or its shareholders;
(2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

(3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;
(4) an act or omission for which the liability of a director is expressly provided for by statute; or
(5) an act related to an unlawful stock repurchase or payment of a dividend.”
     ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was 2,653,398 at the time of the adoption of these amendments.
     ARTICLE FOUR. The number of shares voted FOR the amendment was 2,257,023, the number of shares voted AGAINST the amendment was 52,711, and the number of shares ABSTAINING was 200.
     DATED as of the 11 day of March, 1988.

INTERPHASE CORPORATION

By:	/s/ Michael E. Cope Michael E. Cope
Its: President
D876G

ARTICLES OF AMENDMENT	FILED
TO THE ARTICLES OF INCORPORATION	In the Office of the
OF INTERPHASE CORPORATION	Secretary of State of Texas
APR 19 1994

Corporations Section
     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Interphase Corporation (the “Company”) hereby adopts the following Articles of Amendment to its Articles of incorporation.
     ARTICLE ONE. The following amendment to the Articles of Incorporation was adopted by the Company as of March 8, 1994:
     ARTICLE XIII of the Articles of Incorporation of the Company is hereby amended to read in its entirety as follows:
“ARTICLE XIII
     A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:
(a)	a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)	an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c)	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken with the scope of the director’s office; or

(d)	an act or omission for which the liability of the director is expressly provided for by an applicable statute.

     If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of the directors of the corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article XIII shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.”
     ARTICLE TWO. The number of shares of Common Stock of the Company outstanding and entitled to vote was 4,477,226 at the time of the adoption of this amendment.
     ARTICLE THREE. The number of shares of Common Stock voted FOR this amendment was 3,998,785 and the number of shares of Common Stock voted AGAINST this amendment was 31,610.
     DATED as of the 8th day of March, 1994.

INTERPHASE CORPORATION

By:	/s/ Michael E. Cope Michael E. Cope,
Chief Executive Officer
GW03: 166048

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ARTICLES OF AMENDMENT	FILED
TO THE ARTICLES OF INCORPORATION	In the Office of the
OF	Secretary of State of Texas
INTERPHASE CORPORATION	MAY 03 2000 Corporations Section

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Interphase Corporation, a Texas corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation to establish a par value for each share of Common Stock of the Corporation.
     ARTICLE ONE. The name of the Corporation is Interphase Corporation.
     ARTICLE TWO. The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on May 3, 2000:
     Article IV of the Articles of Incorporation is hereby amended to read in its entirety as follows:
“ARTICLE IV
The aggregate number of shares which the corporation shall have the authority to issue is one hundred million (100,000,000) consisting of one hundred million shares of Common Stock with the par value of $.10 per share.
At each meeting of the shareholders of the corporation, each holder of record of shares of the Common Stock of the corporation, who was such holder on the date fixed by the Board of Directors as the record date for determining persons entitled to vote at such meeting, shall be entitled to one vote, to be cast in person or by proxy, for each share of Common Stock held by him on such record date.”
     ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was 5,827,409 at the time of the adoption of this amendment.
     ARTICLE FOUR. The number of shares voted FOR, the amendment was 4,573,054, the number of shares voted AGAINST the amendment was 25,435, and the number of shares ABSTAINING was 1,228,920.

     ARTICLE FIVE. Upon issuance of the Certificate of Amendment, each share of the issued and outstanding Common Stock, no par value, of the Corporation held by each and every shareholder will be automatically and without further action converted into one (1) share of Common Stock, $.10 par value, of the Corporation.
     ARTICLE SIX. Upon issuance of the Certificate of Amendment, by virtue of the conversion of the Common Stock of the Corporation from no par value per share to $.10 par value per share, the stated capital of the Corporation shall be changed from $37,855,543 to $581,737.
     DATED as of the ___day of May, 2000.

INTERPHASE CORPORATION

By:	/s/ Gregory B. Kalush Gregory B. Kalush, President
E44334-2

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